EXHIBIT 99.1

               BigString Corporation Secures Additional Financing
                      in the Aggregate Amount of $1,600,000


RED BANK, NEW JERSEY, May 2, 2007 (OTC Bulletin Board: BSGC ) - BigString Corporation - whose patent-pending technology permits sending recallable, erasable, non-printing and self-destructing emails - announced today that it has entered into a financing agreement with several accredited financing parties, pursuant to which it will receive an aggregate of $1,600,000 in financing. The initial round of the financing in the aggregate amount of $800,000 closed on April 30, 2007. Proceeds from this financing will be used to support ongoing operations and fund the advancement of BigString's technology and development of its business.

"It is our belief that this financing will provide us with the funding necessary to maintain and refine our existing services and to execute our marketing strategy to grow our user base," said Darin Myman, President and Chief Executive Officer of BigString Corporation.

BigString Corporation has issued promissory notes to the financing parties in the aggregate principal amount of $800,000, which promissory notes are convertible into shares of BigString's common stock. The financing parties also received warrants to purchase up to 1,777,778 shares of BigString's common stock. BigString Corporation has agreed to register the shares of common stock issuable upon conversion of the promissory notes and exercise of the warrants.

Upon the effectiveness of a registration statement with respect to the common stock issuable upon conversion of the promissory notes and exercise of the warrants, in addition to certain other closing conditions, the financing parties will provide BigString Corporation with a second round of financing in the aggregate amount of $800,000 on the same terms and conditions as the initial round.

About BigString Corporation

BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing and video emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming.

Forward Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

Contacts

Darin Myman, BigString Corporation, (732) 741-2840, darin@bigstring.com Howard Greene, Greene Inc., (516) 825-0400, howard@greeneincpr.com